EXHIBIT (j)

                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 15, 2003, relating to the financial statements and financial highlights which appear in the June 30, 2003 Annual Report to Shareholders of The Preferred Group of Mutual Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Independent Auditors and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 29, 2003